Exhibit 99.1

Prospect Capital Announces March 2024 Financial Results and Declares 84th Consecutive $0.06 Dividend

NEW YORK, May 8, 2024 (GLOBE NEWSWIRE) – Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended March 31, 2024.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023

Net Investment Income (“NII”)	$94,375	$96,927	$102,180
NII per Common Share	$0.23	$0.24	$0.26
Interest as % of Total Investment Income	91.0%	92.3%	92.1%

Net Income (Loss) Applicable to Common Shareholders	$113,891	$(51,436)	$(108,947)
Net Income (Loss) per Common Share	$0.27	$(0.13)	$(0.27)

Distributions to Common Shareholders	$74,685	$74,056	$72,009
Distributions per Common Share	$0.18	$0.18	$0.18
Cumulative Paid and Declared Distributions to Common Shareholders(1)	$4,263,149	$4,162,509	$3,964,645
Cumulative Paid and Declared Distributions per Common Share(1)	$21.00	$20.76	$20.28

Total Assets	$7,905,794	$7,781,214	$7,701,533
Total Liabilities	$2,603,811	$2,596,824	$2,574,479
Preferred Stock	$1,559,764	$1,500,741	$1,327,760
Net Asset Value (“NAV”) to Common Shareholders	$3,742,219	$3,683,649	$3,799,294
NAV per Common Share	$8.99	$8.92	$9.48

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,101,604	$1,187,740	$954,187

Net of Cash Debt to Equity Ratio(2)	46.2%	46.2%	47.1%
Net of Cash Asset Coverage of Debt Ratio(2)	315%	316%	311%

Unsecured Debt + Preferred Equity as % of Total Debt + Preferred Equity	77.7%	78.4%	76.7%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

All amounts in $000’s except per share amounts	Nine Months Ended	Nine Months Ended
	March 31, 2024	March 31, 2023

NII	$316,914	$308,150
NII per Common Share	$0.77	$0.78

Net Income (Loss) Applicable to Common Shareholders	$156,466	$(158,523)
Net Income (Loss) per Common Share	$0.38	$(0.40)

Distributions to Common Shareholders	$221,993	$214,751
Distributions per Common Share	$0.54	$0.54

(1)Declared dividends are through the August 2024 distribution. June through August 2024 distributions are estimated based on shares outstanding as of 4/29/2024.
(2)Including our preferred stock as equity.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
May 2024	5/29/2024	6/18/2024	$0.0600
June 2024	6/26/2024	7/18/2024	$0.0600
July 2024	7/29/2024	8/21/2024	$0.0600
August 2024	8/28/2024	9/19/2024	$0.0600

These monthly cash distributions are the 81st, 82nd, 83rd, and 84th consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare September 2024 and October 2024 distributions to common shareholders in August 2024.

Based on the declarations above, Prospect’s closing stock price of $5.26 at May 7, 2024 delivers to our common shareholders an annualized distribution yield of 13.7%.

Taking into account past distributions and our current share count for declared distributions, since inception through our August 2024 declared distribution, Prospect will have distributed $21.00 per share to original common shareholders, representing 2.3 times March 2024 common NAV per share, aggregating approximately $4.3 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $20.7 billion across 421 investments, exiting 292 of these investments.

Drivers focused on growing NII and NAV include (1) our $2.25 billion targeted 6.50% and Floating Rate perpetual preferred stock offerings, (2) greater utilization of our cost efficient revolving floating rate credit facility, (3) elevated short-term SOFR rates based on Fed tightening to boost asset yields, (4) optimization of portfolio company performance, and (5) increased primary and secondary originations of senior secured debt and selected equity investments targeting attractive risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own approximately 27% of all common shares outstanding or $1.0 billion of our common equity as measured at NAV.

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	March 31, 2024	December 31, 2023	March 31, 2023

Total Investments (at fair value)	$7,806,712	$7,631,846	$7,592,777
Number of Portfolio Companies	122	126	127

First Lien Debt	59.0%	58.7%	54.4%
Second Lien Debt	14.6%	15.5%	17.6%
Subordinated Structured Notes	7.3%	7.9%	9.2%
Unsecured Debt	0.1%	0.1%	0.2%
Equity Investments	19.0%	17.8%	18.6%
Mix of Investments with Underlying Collateral Security	80.9%	82.1%	81.2%

Annualized Current Yield – All Investments	9.7%	10.1%	10.9%
Annualized Current Yield – Performing Interest Bearing Investments	12.1%	12.3%	13.4%

Top Industry Concentration(1)	18.4%	17.8%	18.1%
Retail Industry Concentration(1)	0.3%	0.3%	0.4%
Energy Industry Concentration(1)	1.4%	1.4%	1.7%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.2%	0.3%

Non-Accrual Loans as % of Total Assets (2)	0.4%	0.2%	0.2%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$106,394	$109,719	$113,841
Middle-Market Loan Portfolio Company Weighted Average Net Leverage Ratio(3)	5.5x	5.4x	5.3x

(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the June 2024 (to date), March 2024, and December 2023 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2024 (to date)	March 31, 2024	December 31, 2023

Total Originations	$28,985	$219,515	$171,727

Middle-Market Lending	56.9%	65.3%	53.8%
Real Estate	43.1%	29.0%	30.2%
Structured Notes	—%	—%	5.5%
Middle-Market Lending / Buyouts	—%	5.6%	10.5%

Total Repayments and Sales	$54,656	$114,472	$131,332

Originations, Net of Repayments and Sales	$(25,671)	$105,043	$40,395

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. We expect to continue to amortize our subordinated structured notes portfolio and to reinvest into middle market senior secured debt and selected equity investments. At March 31, 2024 and December 31, 2023, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2024	December 31, 2023

Total Subordinated Structured Notes	$572,486	$601,491
Subordinated Structured Notes as % of Portfolio	7.3%	7.9%

# of Investments(2)	33	33

TTM Average Cash Yield(1)(2)	22.1%	20.0%
Annualized GAAP Yield on Fair Value(1)(2)	3.3%	5.8%

Cumulative Cash Distributions on Current Portfolio	$1,480,668	$1,453,432
% of Original Investment	120.9%	118.7%

# of Underlying Collateral Loans	1,540	1,580

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date we have exited 15 subordinated structured notes with an expected pooled average realized gross IRR of 12.0% and cash on cash multiple of 1.3 times.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a $2.04 billion revolving credit facility (with 53 current lenders), program notes, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and, as of today, have no debt maturing during calendar year 2024. The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is currently $1.1 billion. On April 22, 2024, we increased the accordion limit of our Revolving Credit Facility (the "Facility) to $2.25 billion, with two existing lenders upsizing commitments in the current June 2024 quarter.
The Facility includes a revolving period that extends through September 15, 2026, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month SOFR plus 2.05%. The Facility includes a revolving period that extends through September 15, 2026, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month SOFR plus 2.05%.
Our total unfunded eligible commitments to portfolio companies totals approximately $25 million, or 0.3% of our total assets as of March 31, 2024.

	As of	As of
All amounts in $000’s	March 31, 2024	December 31, 2023
Net of Cash Debt to Equity Ratio(1)	46.2%	46.2%
% of Interest-Bearing Assets at Floating Rates	83.0%	82.9%
% of Fixed Rate Debt & Preferred Equity	77.7%	78.4%

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,101,604	$1,187,740

Unencumbered Assets	$4,891,134	$4,727,197
% of Total Assets	61.9%	60.8%

(1)Including our preferred stock as equity.

The below table summarizes our March 2024 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$55,573	6.00% - 7.75%	January 2027 – March 2034
Total Debt Issuances	$55,573

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$3,627	1.50% - 5.50%	January 2024 – September 2051
6.375% 2024 Notes	$81,240	6.375%	January 2024
Total Debt Repurchases/Repayments	$84,867

Net Debt Repurchases/Repayments	$(29,294)

We currently have four separate unsecured debt issuances aggregating approximately $1.2 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At March 31, 2024, $443.0 million of program notes were outstanding with laddered maturities through March 2052.
At March 31, 2024, our weighted average cost of unsecured debt financing was 4.14%, a decrease of 0.01% from December 31, 2023, and a increase of 0.07% from March 31, 2023.

We have raised significant capital from our existing $2.25 billion 5.50%, 6.50% and Floating Rate perpetual preferred stock offering programs. The preferred stock provides Prospect with a diversified source of programmatic capital without creating scheduled maturity risk due to the perpetual term of multiple preferred tranches. To date we have issued over $1.6 billion of our 6.50%, 5.50% and Floating Rate perpetual preferred stock programs (including $69.4 million in the March 2024 quarter and, to date, $28.7 million in the current June 2024 quarter) and approximately $1.8 billion in total preferred stock when including our $150 million listed 5.35% perpetual preferred stock offering.

In connection with our 5.50%, 6.50% and Floating Rate perpetual preferred stock offering programs we have adopted and amended a Preferred Stock Dividend Reinvestment Plan, pursuant to which (i) holders of the Floating Rate preferred stock will have dividends on their preferred stock reinvested in additional shares of such preferred stock at a price per share of $25.00 and (ii) holders of the 5.50% and 6.50% preferred stock will have dividends on their preferred stock reinvested in additional shares of such preferred stock at a 5% discount to the stated value per share of $25.00, if they elect.
We currently have $1.7 billion in preferred stock outstanding.

Prospect holds recently reaffirmed investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing Equiniti Trust Company LLC, PO Box 500, Newark, New Jersey 17101.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Thursday May 9, 2024 at 10:30 a.m. Eastern Time. Dial 888-338-7333. For a replay prior to May 9, 2024 visit www.prospectstreet.com or call 877-344-7529 with passcode 4926482.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2024	June 30, 2023

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $3,222,326 and $2,988,496, respectively)	$3,814,119	$3,571,697
Affiliate investments (amortized cost of $10,162 and $8,855, respectively)	13,805	10,397
Non-control/non-affiliate investments (amortized cost of $4,456,184 and $4,803,245, respectively)	3,978,788	4,142,837
Total investments at fair value (amortized cost of $7,688,672 and $7,800,596, respectively)	7,806,712	7,724,931
Cash and cash equivalents (restricted cash of $4,532 and $5,074, respectively)	53,480	95,646
Receivables for:
Interest, net	30,652	22,701
Other	1,169	1,051
Deferred financing costs on Revolving Credit Facility	13,019	15,569
Due from broker	—	617
Prepaid expenses	588	1,149
Due from Affiliate	174	2
Total Assets	7,905,794	7,861,666
Liabilities
Revolving Credit Facility	906,376	1,014,703
Public Notes (less unamortized discount and debt issuance costs of $13,589 and $17,103, respectively)	986,411	1,064,137
Prospect Capital InterNotes® (less unamortized debt issuance costs of $7,403 and $6,688, respectively)	435,550	351,417
Convertible Notes (less unamortized discount and debt issuance costs of $885 and $1,577, respectively)	155,283	154,591
Due to Prospect Capital Management	56,608	61,651
Dividends payable	25,274	31,033
Interest payable	20,627	22,684
Accrued expenses	3,287	4,926
Due to Prospect Administration	5,325	4,066
Due to broker	8,904	94
Due to Affiliate	—	161
Other liabilities	166	1,524
Total Liabilities	2,603,811	2,710,987
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (647,900,000 and 447,900,000 shares of preferred stock authorized, with 80,000,000 and 72,000,000 as Series A1, 80,000,000 and 72,000,000 as Series M1, 80,000,000 and 72,000,000 as Series M2, 20,000,000 and 20,000,000 as Series AA1, 20,000,000 and 20,000,000 as Series MM1, 1,000,000 and 1,000,000 as Series A2, 6,900,000 and 6,900,000 as Series A, 80,000,000 and 72,000,000 as Series A3, 80,000,000 and 72,000,000 as Series M3, 80,000,000 and 0 as Series A4, 80,000,000 and 0 as Series M4, 20,000,000 and 20,000,000 as Series AA2, and 20,000,000 and 20,000,000 as Series MM2, each as of March 31, 2024 and June 30, 2023; 30,349,874 and 30,965,138 Series A1 shares issued and outstanding, 2,426,875 and 3,681,591 Series M1 shares issued and outstanding, 0 and 0 Series M2 shares issued and outstanding, 0 and 0 Series AA1 shares issued and outstanding, 0 and 0 Series MM1 shares issued and outstanding, 164,000 and 164,000 Series A2 shares issued and outstanding, 5,251,157 and 5,962,654 Series A shares issued and outstanding, 24,626,831 and 18,829,837 Series A3 shares issued and outstanding, 3,731,923 and 2,498,788 Series M3 shares issued and outstanding, 245,410 and 0 Series M4 shares issued and outstanding, 1,580,468 and 0 Series A4 issued and outstanding, 0 and 0 Series AA2 shares issued and outstanding, and 0 and 0 Series MM2 shares issued and outstanding as of March 31, 2024 and June 30, 2023, respectively) at carrying value plus cumulative accrued and unpaid dividends
	1,559,764	1,418,014
Net Assets Applicable to Common Shares	$3,742,219	$3,732,665
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (1,352,100,000 and 1,552,100,000 common shares authorized; 416,150,886 and 404,033,549 issued and outstanding, respectively)	416	404
Paid-in capital in excess of par	4,198,655	4,123,586
Total distributable (loss)	(456,852)	(391,325)
Net Assets Applicable to Common Shares	$3,742,219	$3,732,665
Net Asset Value Per Common Share	$8.99	$9.24

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Investment Income
Interest income:
Control investments	$68,505	$64,496	$210,272	$187,579
Affiliate investments	—	—	—	15,034
Non-control/non-affiliate investments	110,679	109,601	340,421	287,735
Structured credit securities	4,748	24,039	30,317	72,982
Total interest income	183,932	198,136	581,010	563,330
Dividend income:
Control investments	510	800	737	3,157
Affiliate investments	—	—	1,307	1,374
Non-control/non-affiliate investments	1,469	1,128	4,334	2,515
Total dividend income	1,979	1,928	6,378	7,046
Other income:
Control investments	14,192	14,768	55,553	50,463
Affiliate investments	—	—	—	133
Non-control/non-affiliate investments	2,112	288	6,461	9,738
Total other income	16,304	15,056	62,014	60,334
Total Investment Income	202,215	215,120	649,402	630,710
Operating Expenses
Base management fee	39,218	38,980	117,594	116,176
Income incentive fee	17,390	20,561	61,332	64,692
Interest and credit facility expenses	39,841	37,517	120,478	109,170
Allocation of overhead from Prospect Administration	5,708	9,773	20,073	16,490
Audit, compliance and tax related fees	583	1,495	2,079	4,032
Directors’ fees	150	131	416	393
Other general and administrative expenses	4,950	4,483	10,516	11,607
Total Operating Expenses	107,840	112,940	332,488	322,560
Net Investment Income	94,375	102,180	316,914	308,150
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	1,186	(800)	1,039	(2,512)
Affiliate investments	—	—	—	16,143
Non-control/non-affiliate investments	(70,949)	(31,413)	(278,168)	(52,723)
Net realized gains (losses)	(69,763)	(32,213)	(277,129)	(39,092)
Net change in unrealized (losses) gains
Control investments	125,827	(41,162)	8,592	(109,909)
Affiliate investments	(487)	—	2,101	(89,034)
Non-control/non-affiliate investments	(5,523)	(117,761)	183,012	(179,153)
Net change in unrealized (losses) gains	119,817	(158,923)	193,705	(378,096)
Net Realized and Net Change in Unrealized (Losses) Gains from Investments	50,054	(191,136)	(83,424)	(417,188)
Net realized losses on extinguishment of debt	(68)	(58)	(212)	(138)
Net Increase (Decrease) in Net Assets Resulting from Operations	144,361	(89,014)	233,278	(109,176)
Preferred Stock dividends	(24,812)	(19,933)	(72,033)	(49,347)
Net (loss) gain on redemptions of Preferred Stock	(925)	—	(46)	—
(Loss) on Accretion to Redemption Value of Preferred Stock	(4,733)	—	(4,733)	—
Net Increase (Decrease) in Net Assets Resulting from Operations applicable to Common Stockholders	$113,891	$(108,947)	$156,466	$(158,523)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2024		2023	2024		2023
Per Share Data
Net asset value per common share at beginning of period	$8.92		$9.94	$9.24		$10.48
Net investment income(1)	0.23		0.26	0.77		0.78
Net realized and net change in unrealized gains (losses)(1)	0.11		(0.48)	(0.22)		(1.05)
Net increase (decrease) from operations	0.34		(0.22)	0.56		(0.27)
Distributions of net investment income to preferred stockholders	(0.06)	(3)	(0.05)	(0.18)	(3)	(0.12)
Distributions of capital gains to preferred stockholders	—	(3)	—	—	(3)	—
Net increase (decrease) from operations applicable to common stockholders(4)	0.27		(0.27)	0.38		(0.40)
Distributions of net investment income to common stockholders	(0.18)	(3)	(0.18)	(0.54)	(3)	(0.52)
Distributions of capital gains to common stockholders	—	(3)	—	—	(3)	(0.02)
Common stock transactions(2)	(0.03)		(0.01)	(0.09)		(0.07)
Net asset value per common share at end of period	$8.99		$9.48	$8.99		$9.48

(1)Per share data amount is based on the basic weighted average number of common shares outstanding for the year/period presented (except for dividends to stockholders which is based on actual rate per share). Realized gains (losses) is inclusive of net realized losses (gains) on investments, realized losses from extinguishment of debt and realized gains (losses) from the repurchases and redemptions of preferred stock.

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% and 6.50% Preferred Stock.

(3)Tax character of distributions is not yet finalized for the respective fiscal period.

(4)Diluted net increase from operations applicable to common stockholders was $0.20 for the three months ended March 31, 2024. Diluted net decrease from operations applicable to common stockholders was $0.27 for the three months ended March 31, 2023. Diluted net increase from operations applicable to common stockholders was $0.33 for the nine months ended March 31, 2024. Diluted net decrease from operations applicable to common stockholders was $0.40 for the nine months ended March 31, 2023.

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MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that such portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, rated secured structured notes, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s middle-market loan portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within PSEC's middle-market loan portfolio.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments, and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Lending to Companies - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Lending to Companies and Purchasing Controlling Equity Positions in Such Companies - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in middle-market companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Purchasing Controlling Equity Positions and Lending to Real Estate Companies - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and senior living. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Investing in Structured Credit - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal, and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702